Exhibit 3.03


                           HALEAKALA ENTERPRISES, INC.


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION


     Pursuant to the provisions of the Colorado Business Corporation Act, HALEAKALA Enterprises, Inc., (hereinafter referred to as the "Corporation"), adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: "The name of the Corporation is HALEAKALA Enterprises, Inc.."

     SECOND: The Articles of Incorporation of the Corporation are hereby amended as follows: Article FIRST is amended in its entirety and substituting in lieu thereof the following:

          "The name of the Corporation is OneDentist Resources, Inc."

     THIRD: The amendment was advised to the shareholders by written informal action, unanimously taken by the Board of Directors of the Corporation, pursuant to and in accordance with the Colorado Business Corporation Act on the 17th day of July, 2000.

     FOURTH: The amendment was adopted by action taken by the shareholders of the Corporation in accordance with the Colorado Business Corporation Act on the 17th of July, 2000.

     FIFTH: The number of votes cast which were represented by the action by shareholders approving the amendment was sufficient for approval.

                                   HALEAKALA Enterprises, Inc.


                                   By: /s/  Earnest Mathis, Jr.
                                       -----------------------------------------
                                       Earnest Mathis, Jr., President